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Exhibit 10.11

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol [...***...]. A complete version of this document has been filed separately with the Securities and Exchange Commission.

AIR TRANSPORTATION CHARTER AGREEMENT

        This AIR TRANSPORTATION CHARTER AGREEMENT ("Agreement") dated as of February                        , 2003, by and between ALLEGIANT AIR, INC., a California corporation with principal offices at 3291 North Buffalo Drive, Suite 8, Las Vegas, Nevada 89129 ("Allegiant") and Harrah's Laughlin, Inc., with principal offices at 2900 South Casino Drive, Laughlin, Nevada 89029 ("Charterer"). (Allegiant and Charterer shall each also be referred to as the "Party" or collectively as the "Parties").

        WHEREAS, Allegiant in its capacity as a direct air carrier under Parts 207, 212 and 380 of the regulations of the United States Department of Transportation ("DOT"), 14 C.F.R. Parts 207, 212 and 380, desires to provide air transportation services to Charterer to and from locations designated by Charterer; and

        WHEREAS, Charterer in its capacity as a Public Charter Operator under Part 380 of the DOT regulations, 14 C.F.R. Part 380, has a need for air transportation services and desires to utilize air transportation services provided by Allegiant;

        NOW THEREFORE, in consideration of the promises and covenants contained herein, the Parties hereto, intending to be legally bound hereby, do agree as follows:

1.     AIRCRAFT

        Allegiant shall provide the air transportation services using the Aircraft listed in Exhibit B (the "Aircraft") or equivalent aircraft.

2.     SERVICES

        2.1   Allegiant shall provide air transportation services (the "Services") as more fully described in Exhibit B from Laughlin, Nevada. Services are scheduled to begin April 15, 2003.

        2.2   Upon request, Allegiant shall use commercially reasonable efforts to provide Charterer additional services. Such services shall be governed by this Agreement where applicable or by special conditions agreed to by the Parties.

3.     PRICE

        In consideration for the Services provided by Allegiant under this Agreement, Charterer agrees to pay Allegiant the rates listed in Exhibit B.

4.     TERM

        The term of this Agreement (the "Term") shall commence April 15, 2003 and shall remain in full force and effect thereafter until December 31, 2005. Services are scheduled to begin April 15, 2003.

5.     REGULATORY APPROVALS AND DUTIES

        5.1   Allegiant and Charterer shall each hold all licenses, certificates, and permissions, including without limitation all DOT and United States Federal Aviation Administration (the "FAA") approvals, required to fulfill their respective obligations specified in or contemplated by the terms of this Agreement.

        5.2   Pursuant to 14 C.F.R. Part 380 and other applicable regulations, Allegiant shall be responsible for its own compliance with DOT regulations, except as agreed to by the Parties in Section 5.4, and shall defend and hold harmless Charterer from any fines, claims or penalties resulting from noncompliance with any governing laws, rules or regulations associated therewith.

        5.3   Pursuant to 14 C.F.R. Part 380 and other applicable regulations, including the responsibility agreed to under Section 5.4, Charterer shall be responsible for its compliance with DOT regulations, and shall defend and hold harmless Allegiant from any fines, claims or penalties resulting from noncompliance with any governing laws, rules or regulations associated therewith, including its noncompliance with Section 5.4.

        5.4   Charterer shall be responsible to submit all public charter filings as required to the DOT without delay and no later than ten (10) days after the Schedule is finalized pursuant to Section 6.1. Charterer shall provide a DOT conformed copy, including a Public Charter Number, to Allegiant no later than ten (10) days prior to the first flight scheduled in the filing.

        5.5   A Tour Participation Agreement ("TPA") must be collected from each passenger of Charterer on all Public Charter flights. Charterer shall make arrangements for the collection of TPAs through a representative or agent of Charterer. Notwithstanding the foregoing, Charterer shall at times request that Allegiant assume the responsibility to collect the TPAs. In such cases, Charterer shall notify Allegiant with as much advance notice as possible and shall provide Allegiant with an adequate supply of TPAs to distribute and collect from the passengers. The signed TPA signature forms shall be handed by Allegiant to a designee of Charterer upon the arrival of the flight.

        5.6   As applicable, Charterer shall furnish Allegiant in a timely manner with all documents to be furnished to Allegiant as required by applicable regulations. If Allegiant becomes aware that Charterer has failed to comply with applicable regulations, Allegiant shall notify Charterer of the violation. Charterer shall have the opportunity to cure such violation within two business days after receipt of the foregoing written notice.

6.     OPERATIONAL BLOCK TIMES / SCHEDULING

        6.1   Charterer agrees to provide Allegiant a flight schedule (the "Proposed Schedule") at least ninety (90) days before the date of the first flight and the Proposed Schedule period shall cover at least ninety (90) days. Upon receipt of the Proposed Schedule, Allegiant shall develop block time estimates for each flight ("Operational Block Times" or "Block Hours") and these operational Block Times shall be provided to Charterer. (Operational Block Times are defined as the amount of time it takes from an aircraft's departure from the gate at the origin airport until the aircraft's arrival at the gate at the destination airport). Allegiant and Charterer shall have fifteen (15) days from receipt of the Proposed Schedule to agree to the final schedule ("the Schedule") and Operational Block Times.

        6.2   There may be changes made to the Schedule at the request of either Charterer or Allegiant. Both Parties agree to use their commercially reasonable efforts to agree on any changes requested by the other Party. In the event changes are made by Charterer to the Schedule with less than seven (7) days notice, Charterer shall reimburse Allegiant for any non-recoverable costs, if any, incurred by Allegiant in preparing to provide the Services as scheduled. However, Charterer shall have no obligation to Allegiant for changes to the Schedule initiated or made by Allegiant.

        6.3   The Parties will work together to schedule major maintenance events in a manner that causes the least amount of inconvenience and cost to the Parties.

7.     MINIMUM BLOCK HOUR GUARANTEE

        7.1   Charterer agrees to pay for a minimum number of Block Hours, as described in Exhibit B (the "Minimum Block Hour Guarantee"). Flights involved in positioning the Aircraft (ferry flights) shall count towards meeting the Minimum Block Hour Guarantee. Any Services provided for Charterer or its parent, subsidiary or affiliated companies' operations shall also count toward meeting the Minimum Block Hour Guarantee.

        7.2   Charterer shall pay Allegiant pursuant to Section 8.1, for Services to be operated pursuant to the Schedule. Charterer shall pay Allegiant based on standardized block times in Exhibit A.

        7.3   Within ten (10) days of the completion of each calendar quarter and annual period, Allegiant shall provide Charterer with a report that lists the Services provided, by flight, during the subject quarter. If the Services provided fail to meet the Minimum Block Hour Guarantee, then Allegiant shall invoice Charterer (for the difference between the Block Hours for the Services provided and the Minimum Block Hour Guarantee. Allegiant agrees to use flight factors, such as direct flight paths and proximate fuel stops, to minimize Block Hours. [...***...]

8.     PAYMENT TERMS

        8.1   Charterer shall pay Allegiant for the Services by depositing by the 1st day of each month (the "1st Payment Date") an amount equal to the projected cost for Services as calculated by the flights and Block Hours to be provided under the Schedule based on the standardized block hours of Exhibit A from the 16th day of the month through the end of that same month (the "1st Billing Period"). Charterer will deposit by the 16th day of each month (the "2nd Payment Date"), an amount equal to the estimated cost for Services as calculated by the flights and Block Hours to be provided under the Schedule based on the standardized block hours of Exhibit A from the 1st day through the 15th day of the following month (the "2nd Billing Period"). All deposits shall be made by wire transfer to Allegiant's DOT approved escrow account listed in Exhibit D. Allegiant shall provide Charterer a copy of the DOT letter approving the escrow account. The Parties agree that payment for each flight shall only be released from the DOT escrow upon completion of the flight (from the origin airport to the destination airport).

        8.2   All reimbursable expenses, including but not limited to certain catering, liquor, insurance and PFC charges (defined in Section 9.3), shall be invoiced in arrears monthly by Allegiant to Charterer for payment by wire transfer to Allegiant's operating account listed in Exhibit E. Reimbursable expenses shall be invoiced each month and Charterer shall remit payment within 15 days of receipt of invoice. In the event that Charterer fails to pay within 15 days of receipt of invoice, Charterer shall pay a late charge equal to 5% of the invoice amount. All invoices for reimbursable expenses shall list the expenses by flight wherever possible.

        8.3   All payment terms are subject to the terms and conditions of Section 25 herein.

        8.4   Allegiant represents and warrants that it will maintain the DOT escrow at all times and notify Charterer of any changes to the DOT escrow.

        8.5   In the event that Charterer fails to make payment when due under Section 8.1, and such failure to make payment is not cured within five days, Allegiant shall have the right to cancel flights scheduled on the eleventh day proceeding that date and such right shall continue until Allegiant has received payment in full under Section 8.1. Any flights cancelled due to non-payment under Section 8.1 shall in no way limit or excuse Charterer's obligation under the Minimum Block Hour Guarantee.

9.     TAXES AND OTHER CHARGES

        9.1   Charterer shall be responsible for the collection and payment of any and all federal, state and local excise taxes (including federal segment fees) imposed upon the purchase of air transportation. Charterer agrees to indemnify, defend and hold harmless Allegiant from and against any claims made, or penalties or fines imposed as a result of any act or omission relating to collection or payment of such taxes (including, but not limited to attorneys' fees, costs and expenses incurred in connection therewith) arising out of the performance of Services under this Agreement, unless arising from Allegiant's negligence, misconduct or false information.

        9.2   Allegiant shall be responsible for the payment of any security charges that are assessed on a per passenger basis. Allegiant agrees to indemnify, defend and hold harmless Charterer from and against any claims made, or penalties or fines imposed as a result of any act or omission relating to the payment of such charges (including, but not limited to attorney's fees, costs and expenses incurred in connection therewith) arising out of the performance of Services under this Agreement.

        9.3   Allegiant shall be responsible for the remittance of payment of all passenger facility charges ("PFC") imposed by airports on Charterer's passengers carried by Allegiant. Notwithstanding the foregoing, Charterer shall be responsible for the collection of these charges from its passengers and for transmittal of same to Allegiant, and for reimbursing outlays made by Allegiant for these charges. Allegiant shall invoice Charterer pursuant to Section 8.2 above.

        9.4   Charterer and Allegiant each warrant to the other that any commissions that are or will become due to any third party in connection with this Agreement or its performance hereunder shall be payable at that Party's sole expense.

10.   FUEL

        10.1 [...***...]

11.   STATIONS

        11.1 Allegiant is responsible for station charges (as described in Exhibit B, Section 2) and shall not levy any surcharges against Charterer for stations to or from any U.S. city. Charterer agrees to work in good faith with Allegiant to minimize stations costs, including the review of feasible alternative airports identified by Allegiant.

        11.2 In certain instances, Charterer may desire to fly to or from a city in Canada or Mexico. In these cases Charterer shall pay for the portion of station costs per round trip associated with those flights that are in excess of [...***...].

12.   LIQUOR

        12.1 Alcoholic beverages shall be available at a nominal cost to passengers on all flights. Allegiant shall purchase the alcoholic beverages [...***...]

        12.2 Allegiant shall provide alcoholic beverages to certain passengers as designated by Charterer at no cost to the passenger. These passengers shall present coupons to Allegiant personnel in exchange for free alcoholic beverages. Allegiant shall invoice Charterer at its cost, pursuant to Section 8.2, the amount due for alcoholic beverages provided at no charge to passengers.

13.   CATERING

        The Price for Services provided by Allegiant includes catering as described in Exhibit B. Allegiant may be able to provide other catering alternatives and will attempt to do so at Charterer's direction, but the expense incurred by Allegiant, if any, of additional catering shall be invoiced to and be borne solely by Charterer. Allegiant shall invoice Charterer pursuant to Section 8.2 for any additional catering expenses. If Charterer supplies the catering at its sole expense, there shall be no reimbursement due to Allegiant.

14.   PERFORMANCE STANDARDS

        14.1 Allegiant agrees to perform the Services safely and professionally in accordance with the highest standards of the air transportation industry and in full compliance with all applicable federal, state and local laws and regulations.

        14.2 Allegiant represents and warrants that they own or lease the Aircraft at all times. Allegiant shall at all times have exclusive operational control of the Aircraft performing the Services. Allegiant represents and warrants that they are the direct air carrier, unless substitute aircraft is provided pursuant to Section 16. Allegiant shall be charged with responsibility for decisions with respect to the suitability of the Aircraft, weather conditions, flight conditions and any other decisions or issues relating to control and direction of the activities associated with the flight of the Aircraft. Under no circumstances shall Charterer or anyone other than Allegiant have the right to countermand or issue any directive pertaining to the foregoing activities and issues.

        14.3 Allegiant shall at all times maintain the Aircraft in an airworthy condition in accordance with its FAA-approved maintenance program. Allegiant shall clean the interior of the Aircraft prior to each flight and the exterior on an as-needed basis.

        14.4 Each Allegiant pilot shall hold current and valid pilot licenses, be duly rated and qualified by the FAA, and be fully trained for operation of the Aircraft.

        14.5 All cabin crew personnel shall be courteous to each passenger, maintain good grooming and hygiene standards, wear easily identifiable full uniform outfits that are professional in appearance in a manner similar to the standards of cabin crews for nationally recognized commercial passenger airlines, and shall not make any negative comments with respect to Charterer, its affiliates or Allegiant.

        14.6 Allegiant shall maintain in a current status all operating certificates, permits and licenses issued by all appropriate regulatory authorities and shall be in full compliance with applicable regulations, standards, agency directives and laws and shall indemnify and defend Charterer, its managers, officers, directors, parents, employees, agents, and subsidiaries from and against any fines, penalties or claims resulting from noncompliance hereunder.

        14.7 Upon request by Charterer, Allegiant will make available for inspection its records and data concerning accidents, violations, safety, licensing, regulatory matters and other matters relevant to the welfare and safety of passengers.

        14.8 Allegiant agrees to meet the following operational performance metrics (the "Performance Metrics"): (1) on-time performance of [...***...], as measured by arrivals within 15 minutes of scheduled arrival time; and (2) completion factor of [...***...]. Allegiant's performance shall be measured at the completion of every calendar quarter (January 1 - March 31; April 1 - June 30; July 1 - September 30; and October 1 - December 31). Within ten days of the completion of each quarter, Allegiant shall provide Charterer a report of its performance as measured by the Performance Metrics. Such report shall include FAA weather reports relied on by Allegiant to justify delays or cancellations caused by weather. If Allegiant is deficient in meeting the Performance Metrics during a quarter, it shall have a [...***...]day period, commencing with the first day of the ensuing quarter to improve its performance so as to meet or exceed the Performance Metrics measured during that [...***...]day period. If Allegiant is unable to do so, Charterer shall have the right to cancel this Agreement upon [...***...] written notice. Flight cancellations or delays that are due to force majeure reasons (except for delays or cancellations under Section 27), weather conditions, air traffic control or other causes outside

Allegiant's reasonable control or due to the request of Charterer shall not be included in measuring performance against the Performance Metrics.

        14.9 In the event that Charterer causes a flight to be delayed and it results in Allegiant being unable to provide Services on that day or as scheduled the following day due to crew duty-time limitations and/or other Federal Aviation Regulations reasons, Charterer will be liable to Allegiant for the reimbursement of costs incurred by Allegiant as a result of such delay. In the event a trip is cancelled due to the foregoing, the cancelled trip shall not be charged against Allegiant's Performance Metrics and Charterer shall have no right of reimbursement for payment made pursuant to Section 8.1 for such cancelled flight.

        14.10 Exhibit C shall govern the liability and treatment of passengers in the event of delays, cancelled flights or irregular operations.

        14.11 Allegiant shall notify Charterer at least thirty (30) days in advance of the identity, location and contact information for the ground handling agent that will be contracted by Allegiant at each airport that appears on the Schedule.

        14.12 Charterer shall send via facsimile to Allegiant's Dispatch Office, at least 48 hours before each flight is scheduled, a copy of the latest flight manifest. Any changes made to the manifest shall be communicated by Charterer to Allegiant's Dispatch Office on a continuous basis up until the flight departure time.

15.   SUBCONTRACTORS

        All Services, or any portion thereof, may be subcontracted by Allegiant to a third party. However, Allegiant shall remain liable to Charterer hereunder for the performance of all terms of this Agreement as if such sub-contracting had not occurred. Allegiant shall provide written notice to Charterer no less then two weeks prior to engaging in any subcontracting agreement with a third party.

16.   CANCELLATION/SUBSTITUTE AIRCRAFT

        Allegiant may cancel a flight due to weather conditions without any reduction in the Minimum Block Hour Guarantee. Except under emergency situations (subservice arrangements), Allegiant shall notify Charterer of its intention to use any new carrier for transportation hereunder at least fourteen (14) days prior to commencement of utilization of the carrier. No flights shall commence until each carrier utilized hereunder has executed a Supplementary Agreement with Charterer, a copy of which is attached as Exhibit F, and has submitted an Insurance Certificate in compliance with the insurance requirements of the Supplementary Agreement. Allegiant agrees that substitute aircraft shall have the minimum number of passenger seats required hereunder. In the event of cancellation by Allegiant for cause other than force majeure, Allegiant will use its best efforts to provide a replacement flight, fuel and ground handling at no additional cost and if Allegiant fails to provide a replacement flight, then Allegiant shall pay Charterer a full refund for the cost of such flight.

17.   NO-SHOW PASSENGERS

        Allegiant shall not be responsible or liable for the transportation of Charterer's passengers who fail to report at the specified check-in point at the departure airport at least thirty (30) minutes prior to the scheduled departure time of a flight, or who are, through no fault of Allegiant, not aboard at the time of scheduled departure. Allegiant may depart as scheduled and shall in no way be responsible for or to such individual or Charterer, and Allegiant shall be deemed to have completed its contractual obligation to Charterer.

18.   BAGGAGE AND HAZARDOUS MATERIALS

        18.1 Baggage limitations are prescribed by government regulations, airport regulations and Allegiant's and Charterer's policies. Allegiant shall provide required baggage identification tags and claim checks to be distributed to passengers.

        18.2 Allegiant assumes liability only for passenger baggage actually received by a representative of Allegiant from the individual passenger at the departing airport. Limit of baggage liability shall be as prescribed by applicable DOT regulations (14 C.F.R. Part 254). As between Charterer and Allegiant, Charterer assumes all responsibility for baggage in possession of transfer companies engaged by Charterer. Charterer agrees that Allegiant is not liable for property not delivered to it and agrees to indemnify, defend and hold harmless Allegiant from any claims brought against it by third parties alleging loss or damage to such baggage.

        18.3 UNDER NO CIRCUMSTANCE SHALL ALLEGIANT ACCEPT FOR TRANSPORTATION IN CHECKED OR HAND-CARRIED BAGGAGE, OR AS CARGO, NOR MAY ANY PASSENGER BRING ABOARD ALLEGIANT'S AIRCRAFT, ANY ARTICLE CONSTITUTING "HAZARDOUS MATERIAL", DEFINED AS ANY ARTICLE OR SUBSTANCE THE TRANSPORTATION OF WHICH BY AIR IS PROHIBITED, RESTRICTED OR OTHERWISE AFFECTED BY ANY RULE OR REGULATION OF THE DOT, INCLUDING THE RESEARCH AND SPECIAL PROGRAMS ADMINSITRATION (the "RSPA"), THE FAA, OR THE INTERNATIONAL CIVIL AVIATION ORGANIZATION (the "ICAO").

19.   FORCE MAJEURE

        Both parties shall be excused from all performance and or payment obligations when the ability of either party to perform according to the terms of this Agreement has been impeded as a result of, or arising from, any of the following: governmental or airport laws, regulations, orders, war, acts of terrorism, acts of God, riots, civil disobedience; or national emergencies (hereinafter referred to as "Force Majeure conditions"). Any Force Majeure conditions shall be said to have impeded a parties ability to perform when it has required that party to cancel a scheduled charter flight. The parties shall only be excused from their performance and/or payment obligations during the duration of the Force Majeure condition. Either party shall promptly notify the other of any such conditions which may result in its inability to resume its obligations upon the cessation of the Force Majeure condition. Each party shall make every effort to resume performance, at the earliest time that it is safe and prudent to do so.

20.   INSURANCE AND INDEMNITY

        20.1 Allegiant shall have in effect with financially viable and reputable insurers an aircraft liability insurance policy, including passenger liability coverage, having a liability limit of not less than Three Million Dollars ($3,000,000.00) per seat for any one occurrence for any Aircraft used under this Agreement. Additionally, Allegiant's aforementioned liability insurance policy shall provide coverage for any liability to third parties outside of the Aircraft for any Aircraft used under this Agreement. Allegiant shall cause its insurer to unconditionally waive subrogation and to name without limitation, Charterer, its parents, managers, officers, directors, employees, agents, subsidiaries and affiliated companies as additional insureds on all liability policies required hereunder or furnished in connection with Services provided hereunder, and shall deliver to Charterer a valid certificate of insurance ("Certificate") and a copy of the insurance policy endorsement evidencing compliance coverage herewith at least fourteen (14) days prior to the commencement of Allegiant's Services hereunder. This insurance protection afforded to the additional insureds shall provide the same protection and coverage as is provided to the primary insured on the policy and such insurance shall be primary and not secondary to any existing insurance coverage of any additional insured. Such Certificates and endorsements shall contain provisions requiring the insurance carrier to give at least 30 days prior written notice to Charterer of any reduction in, or cancellation of, insurance coverage that has been so certified and unconditionally waiving the insurance carrier's rights of subrogation. Allegiant's failure to provide any Certificate required herein shall not relieve Allegiant of any obligation to cause the insurance coverage described herein to be provided. It shall be Allegiant's obligation to make certain that itself and its insurers have complied with the provisions of this Section.

        20.2 Allegiant hereby agrees to defend, indemnify, release, save free and hold harmless Charterer, its parent and affiliated companies, their managers, agents, employees, officers, directors and subsidiaries from and against any and all claims, suits, damages, liabilities, fines, penalties, proceedings, orders, decrees, settlements, and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including attorneys fees, resulting from or in connection with loss of life, bodily injury or damage to property arising directly or indirectly, out of or from or on account of the provision of Services pursuant to this Agreement, except when such claims, suits, damages, liabilities, fines, penalties, proceedings, orders, decrees, settlements, and judgments are due to the gross negligence or willful misconduct of Charterer, its subsidiaries, parent or affiliated companies, its managers, agents, employees, officers, directors or contractors. This indemnification shall be insured against by Allegiant and shall not be limited or restricted by any other provision of this Agreement, including but not limited to the insurance requirements.

        20.3 Any obligations of indemnification, insurance and confidentiality shall survive the termination of this Agreement.

        20.4 Allegiant shall invoice Charterer for the following insurance surcharges: (a) a [...***...] per passenger per segment fee (for passenger liability), to be invoiced pursuant to Section 8.2; (b) a [...***...] per departure charge (for ground liability), to be invoiced pursuant to Section 8.1; and (c) a [...***...] annual charge (for war risk hull), to be invoiced in the amount of [...***...] each twice monthly pursuant to Section 8.1. [...***...]

21.   LIABILITY

        21.1 Allegiant shall not, in any event, be liable for loss of use or indirect, special, incidental, consequential or exemplary damages to Charterer.

        21.2 No passenger shall be deemed a party to this Agreement nor have any rights hereunder. Charterer shall indemnify, defend and hold harmless Allegiant, its parent, subsidiaries and affiliated companies, and their officers, directors, employees, agents and representatives against any claims brought by passengers against Allegiant, except when such claims, suits, damages, or liabilities are due to the gross negligence or willful misconduct of Allegiant, its officers, directors, employees, agents or representatives.

22.   NOTICES

        All notices required or permitted under this Agreement shall be in writing and shall become effective on the date of receipt and shall be hand delivered or faxed (with receipt confirmed simultaneously) or mailed by registered or certified first class mail, return receipt requested, addressed to:

Allegiant:	Allegiant Air, Inc. 3291 N. Buffalo Drive, Suite 8 Las Vegas, Nevada 89129 Attn: Linda Marvin, CFO Phone (702) 256-4332 Fax (702) 256-7209
with a copy to:	Allegiant Air, Inc. 3291 N. Buffalo Drive, Suite 8 Las Vegas, Nevada 89129 Attn: Andrew C. Levy, Secretary and Treasurer Phone (702) 256-4332 Fax (702) 256-7209
Charterer:	Harrah's Laughlin, Inc. 2900 South Casino Drive Laughlin, Nevada 89029 Attn: Tom Jenkin, Sr. Vice President and General Manager Phone (702) 298-4600 Fax (702) 298-3023
With a copy to:
Harrah's Entertainment, Inc.
One Harrah's Court
P.O. Box 98905
Las Vegas, Nevada 89193-8905
Attn: Uri L. Clinton
Phone (702) 407-6250
Fax (702) 407-6285
This copy, although mandatory, does not constitute notice.

        Such addresses may be changed by written notice to the other party at any time.

23.   INDEPENDENT CONTRACTOR, DIRECTION AND CONTROL

        23.1 Allegiant is an independent contractor with respect to all Services performed hereunder, and under no circumstances shall Allegiant or its directors, officers, agents, affiliates, employees, or subcontractors, be deemed for any purpose to be the agent, servant, employee, "borrowed servants" or representative of Charterer in the performance of all or any part of the work or Services performed hereunder. Charterer hereby expressly foregoes and disclaims any contractual or other right to direct or control Allegiant or its employees or agents for any work or Services performed pursuant to this Agreement and is interested only in the results to be obtained.

        23.2 No agency relationship is created or intended by this Agreement. Charterer has no authority to act on Allegiant's behalf, represent Allegiant in any manner, or bind Allegiant to any agreement or undertaking.

24.   CONFIDENTIALITY

        24.1 Allegiant's employees, officers, agents, directors and subcontractors shall treat as confidential and proprietary and not disclose to others during or subsequent to the term of this Agreement, except as necessary to perform this Agreement, and then only on a confidential basis satisfactory to Charterer, any information whether oral or written of any description whatsoever, including, but not limited to, any technical information or data regarding Charterer or Charterer's plans, programs, marketing, strategies, facilities, processes, products, costs, equipment, operations or customer lists which are designed or reasonably understood to be confidential or proprietary at the time divulged to Allegiant, its employees, officers, agents, directors or subcontractors in the performance of this Agreement. Additionally, Allegiant may not use any of the confidential or proprietary information for any purposes other than to fulfill its obligations under the terms of this Agreement, nor may Allegiant use any proprietary or confidential information for any of its own advertising, marketing, or other business purposes not connected with its obligations under this Agreement. Notwithstanding the foregoing, Allegiant may disclose this Agreement and other information to governmental agencies (FAA, DOT, GCB, SEC and IRS) as reasonably required and to any financial institution in connection with financial services.

        24.2 Charterer's employees, officers, agents, directors and subcontractors shall treat as confidential and proprietary and not disclose to others during or subsequent to the term of this Agreement, except as necessary to perform this Agreement, and then only on a confidential basis satisfactory to Allegiant, any information whether oral or written of any description whatsoever, including any technical information or data regarding Allegiant or Allegiant's plans, programs, marketing, strategies, facilities, processes, products, costs, equipment, operations or customers which are designed or reasonably understood to be confidential or proprietary at the time divulged to Charterer, its employees, officers, agents, directors or subcontractors in the performance of this Agreement. Notwithstanding the foregoing, Charterer may disclose this Agreement and other information to governmental agencies (FAA, DOT, GCB, SEC and IRS) as reasonably required and to any financial institution in connection with financial services.

25.   GAMING REGULATORY REQUIREMENTS

        Allegiant acknowledges that this Agreement is subject to the registration and other licensing, permitting or approval requirements imposed on Allegiant by the Nevada Gaming Control Board (GCB) and, if applicable, any manufacturer, distributor or supplier of the goods to be delivered hereunder. Allegiant hereby agrees that Charterer may conduct investigations of Allegiant, its owners and key employees regarding financial information and legal proceedings. In the event any material information provided by Allegiant, its owners or key employees to Charterer is false or omitted, Charterer may immediately terminate this Agreement. Allegiant shall be solely responsible for securing all required registrations, permits, approvals and licenses from GCB or otherwise, and failure to obtain or maintain same shall be an event of default under this Agreement. If (i) GCB, at any time, requires Allegiant or any related party to be found suitable and Allegiant receives an initial decision finding Allegiant or related party unsuitable, or (ii) GCB, at any time, disapproves or objects to this Agreement in any way, revokes any approval or registration for the transaction or suspends any business activity between Allegiant and Charterer, or (iii) GCB denies, suspends or revokes any registration, license, permit or approval sought by or obtained by Allegiant or related party, or Allegiant or a related party is placed by GCB on a restricted list or similar list that restricts Charterer from transacting business with Allegiant or a related party, then Charterer may, in its sole discretion and, in addition to any other remedy permitted hereunder and pursuant to law, terminate this Agreement without liability to Allegiant or to any third party, whether or not Allegiant may pursue or is pursuing any rights to challenge any action or inaction of GCB, in which case termination shall become effective on the date of written notice thereof to Allegiant. Allegiant acknowledges that this

Agreement is subject to the continuing oversight and jurisdiction of GCB and any orders, directives or mandates issued thereby to Allegiant or Charterer relating to any terms of this Agreement, including the payment terms and, further, agrees to be bound by the terms of any such GCB order, directives or mandates.

26.   DEFAULT AND EARLY TERMINATION

        26.1 Except as otherwise set forth herein, in the event of a monetary default by Charterer which is not cured within [...***...] of written notice thereof, Allegiant may terminate this Agreement. Except as otherwise set forth herein, in the event of a material default by Allegiant, which is not cured within [...***...] of written notice thereof, Charterer may either terminate this Agreement or offset any monetary amounts owed by Allegiant in its subsequent payment under section 8.1 or 8.2.

        26.2 The following events may justify immediate termination of this Agreement by the non-affected Party: (i) the making by either Party of any general assignments for the benefit of creditors; (ii) the filing by either Party of or a petition for the reorganization or arrangement under any laws relating to bankruptcy (unless, in the case of a petition filed against either Party, the same is dismissed within thirty (30) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of such Party's assets; (iv) the attachment, execution or other judicial seizure of substantially all of such Party's assets; or (v) either Party's convening of a meeting of any creditors or any class thereof for the purpose of effecting a moratorium upon or composition of such party's debts, or any class thereof.

        26.3 Each Party shall have the ability to terminate this Agreement by giving the other Party [...***...] months advance written notice. Additionally, Charterer may immediately terminate this Agreement at any time upon payment to Allegiant of [...***...] and the payment in full of all outstanding amounts due hereunder.

        26.4 In the event that either Party's authorization under the FAA and/or the DOT is revoked, cancelled or suspended, wholly or in part, the non-impaired Party may immediately terminate this Agreement by giving the impaired Party notice thereof.

        26.5 The rights of termination contained in this Section are in addition to any other remedies available to any of the Parties hereunder.

        26.6 Any termination of the Agreement by either Party pursuant to the terms herein shall be without prejudice to the claims of either Party up to the date of termination. The rights and obligations of the Parties shall cease on the date of termination, except those obligations and debts arising prior to the date of termination, including but not limited to any amounts owed to Allegiant for Services provided, the insurance obligations under Section 20, and any amounts owed to Charterer hereunder.

27.   SERVICES FOR THIRD PARTIES

        27.1 Allegiant agrees that Charterer shall have priority use of the Aircraft. Nonetheless, Allegiant reserves the right to utilize the Aircraft to provide air transportation services to third parties if it does not impact its ability to provide Services to Charterer. In the event that Allegiant arranges to provide air transportation services to another party using the Aircraft, it agrees to notify Charterer with as much advance notice as possible. If services provided to a third party with the Aircraft causes a delay or flight cancellation for Charterer, this delay or flight cancellation shall be the sole responsibility of Allegiant, regardless of whether it would fall under the definition of force majeure.

        27.2 Notwithstanding the foregoing, Allegiant is prohibited from providing air transportation services to any hotel or casino entity in Laughlin, Nevada without the prior written consent of Charterer.

        27.3 Allegiant represents to Charterer that, as of the date of this Agreement, its only scheduled commercial air service is as follows: Las Vegas to/from Fresno, CA; Colorado Springs, CO; and Wichita, KS. [...***...]

        [...***...]

        Any additional and/or different terms (including, but not limited to, [...***...] reached pursuant to subsequent negotiations according to this provision shall be considered a modification of this Agreement. All such modifications must be memorialized according to Section 28.7 of this Agreement.

28.   MISCELLANEOUS

        28.1 If a litigated dispute should arise herein between Allegiant and Charterer, the prevailing Party shall be entitled to receive from the non-prevailing Party, in addition to any other compensation or award, all reasonable attorney fees and all costs of suit or claim therein.

        28.2 This Agreement and all Exhibits shall be governed by the laws of the State of Nevada. Venue shall solely lie in Clark County, Nevada, and the Parties hereto submit to such jurisdiction.

        28.3 In the event that one or more of the provisions of this Agreement are held invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired.

        28.4 Neither Party will use for any commercial purpose customer/passenger names and addresses that are procured by the other Party.

        28.5 This Agreement is entered into by Charterer and Allegiant on their own behalf.

        28.6 Charterer shall, at any time from the date hereof through one (1) year after the termination of this Agreement, be entitled to an audit of Allegiant's records to determine Allegiant's compliance with the terms of this Agreement. Charterer shall conduct any audit during normal business hours at the principal place of business of Allegiant or at another location designated by Allegiant. If it shall be determined as a result of such audit that there has been non-compliance with any provision of this Agreement, Allegiant shall have thirty (30) calendar days from the date Charterer gives it written notice of its non-compliance to cure such non-compliance. In the event the non-compliance is a listed default that allows Charterer a different and/or shorter remedy, Charterer may utilize such remedy. In the event Allegiant fails to cure said non-compliance within said time frame, Charterer may immediately terminate this Agreement. Should any non-compliance be found, Allegiant shall reimburse Charterer for the cost of the audit or Charterer may deduct the cost of the audit from any funds owed to Allegiant under invoices issued by Allegiant pursuant to Section 8.2 of this Agreement.

        28.7 This Agreement, including its Exhibits attached hereto, constitute the entire agreement between Allegiant and the Charterer relating to the subject matter hereof and supersedes all oral agreements or writings with respect hereto and may be altered, amended or modified only by a written instrument signed by an authorized officer of each of the Parties to this Agreement.

        28.8 Each of the persons signing this Agreement warrants that he/she is authorized and has authority to execute this Agreement on behalf of his/her respective Party.

        28.9 This Agreement and all or any part of Allegiant's or Charterer's rights hereunder may not be assigned, transferred or otherwise conveyed by either Party in whole or in part, except to a subsidiary, affiliated or parent company, without the prior written consent of the other Party. Notwithstanding the foregoing, Charterer may sell or assign all or a portion of the passenger seats on any flight to third parties.

        28.10 No term or condition of this Agreement shall be deemed waived by either Party unless the waiver is in writing and is executed by the Party alleged to be bound by the waiver. A waiver by either

Party of a breach of any of the terms or conditions hereof will not constitute a waiver of any subsequent breach thereof or a waiver of any breach of any other term or condition.

        IN WITNESS WHEREOF, Charterer and Allegiant, by and through their duly authorized representatives, have executed this instrument as of the date first written above.

Harrah's Laughlin, Inc.
By:	/s/ Thomas M. Jenkin Thomas M. Jenkin Senior Vice President & General Manager Southern Nevada

Allegiant Air, Inc.
By:	/s/ Maurice J. Gallagher Maurice J. Gallagher, Principal

STATE OF Nevada	)
) ss:
COUNTY OF Clark	)

        On this 21st day of March, 2003, before me a Notary Public, personally appeared Thomas M. Jenkin personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as                        on behalf of HARRAH'S LAUGHLIN, INC., the corporation that executed it.

/s/ Pier Washington Notary Public

(SEAL) Notary Statement and/or Seal

STATE OF Nevada	)
) ss:
COUNTY OF Clark	)

        On this 19th day of March, 2003, before me a Notary Public, personally appeared Maurice J. Gallagher personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as Principal on behalf of ALLEGIANT AIR, INC., the company that executed it.

/s/ Jennifer Luce Notary Public

(SEAL) Notary Statement and/or Seal

Exhibit A

AIR CHARTER PROGRAM OPERATIONAL BLOCK HOURS—LAUGHLIN

CITY	ST	CODE	BLOCK HOURS TO LAUGHLIN	BLOCK HOURS FROM LAUGHLIN
BIRMINGHAM	AL	BHM	3.74	3.24
HUNTSVILLE	AL	HSV	3.70	3.21
MOBILE	AL	MOB	3.66	3.18
MONTGOMERY	AL	MGM	3.75	3.50
LITTLE ROCK	AR	LIT	3.00	2.61
MESA	AZ	IWA	0.80	0.80
PHOENIX	AZ	PHX	0.83	0.83
TUSCON	AZ	TUS	1.00	0.95
BAKERSFIELD	CA	BFL	0.90	0.92
BURBANK	CA	BUR	0.85	0.87
FRESNO	CA	FAT	1.08	1.05
LONG BEACH	CA	LGB	0.95	0.92
MONTEREY	CA	MRY	1.20	1.40
OAKLAND	CA	OAK	1.40	1.40
ONTARIO	CA	ONT	0.80	0.75
ORANGE COUNTY	CA	SNA	0.80	0.80
PALM SPRINGS	CA	PSP	0.65	0.65
REDDING	CA	RDD	1.47	1.50
SACRAMENTO	CA	SMF	1.33	1.35
SAN DIEGO	CA	SAN	0.92	0.85
SAN JOSE	CA	SJC	1.42	1.40
SANTA BARBARA	CA	SBA	1.00	1.00
SANTA MARIA	CA	SMX	1.00	1.05
STOCKTON	CA	SCK	1.23	1.25
DENVER	CO	DEN	1.80	1.75
PUEBLO	CO	PUB	1.73	1.55
HARTFORD	CT	BDL	5.10	4.68
FT LAUDERDALE	FL	FLL	5.02	4.35
FT MEYERS	FL	FMY	4.76	4.12
JACKSONVILLE	FL	JAX	4.60	3.88
ORLANDO-SANFORD	FL	SFB	4.70	4.07
TAMPA	FL	TPA	4.69	4.07
ATLANTA	GA	ATL	4.30	3.80
CEDAR RAPIDS	IA	CID	3.03	2.72
DES MOINES	IA	DSM	2.75	2.58
DUBUQUE	IA	DBQ	3.16	2.84
SIOUX CITY	IA	SUX	2.52	2.26
BOISE	ID	BOI	1.75	1.75
CHICAGO	IL	MDW	3.70	3.30
MOLINE	IL	MLI	3.25	3.00
PEORIA	IL	PIA	3.33	3.00
QUINCY	IL	UIN	3.04	2.72
ROCKFORD	IL	RFD	3.34	2.80
SPRINGFIELD	IL	SPI	3.22	2.89
FORT WAYNE, IN	IN	FWA	4.20	3.40

INDIANAPOLIS, IN	IN	IND	3.60	3.23
SOUTH BEND, IN	IN	SBN	3.75	3.20
EVANSVILLE	IN	EVV	3.50	3.20
GARDEN CITY	KS	GCK	2.00	1.78
LIBERAL	KS	LBL	2.13	1.78
WICHITA	KS	ICT	2.48	2.27
LOUISVILLE, KY	KY	SDF	3.78	3.28
NEW ORLEANS	LA	MSY	3.58	3.42
SHREVEPORT	LA	SHV	2.75	2.67
BOSTON	MA	BOS	5.30	4.85
WESTOVER	MA	CEF	5.10	4.69
BALTIMORE	MD	BWI	5.12	4.40
DETROIT	MI	DTW	4.35	3.80
GRAND RAPIDS	MI	GRR	4.20	3.43
MINNEAPOLIS	MN	MSP	3.10	2.83
ROCHESTER	MN	RST	3.03	2.72
KANSAS CITY	MO	MCI	3.00	2.60
SPRINGFIELD	MO	SGF	2.70	2.58
ST. LOUIS	MO	STL	3.25	2.95
JACKSON	MS	HKS	3.24	2.91
JACKSON	MS	JAN	3.25	3.10
BILLINGS	MT	BIL	2.20	2.00
BUTTE	MT	BTM	1.85	2.00
GREAT FALLS	MT	GTF	2.15	2.23
KALISPELL	MT	FCA	2.15	2.35
CHARLOTTE	NC	CLT	4.25	3.95
RALEIGH	NC	RDU	4.65	4.30
WILMINGTON	NC	ILM	4.88	4.24
BISMARK	ND	BIS	2.50	2.20
FARGO	ND	FAR	2.90	2.53
GRAND ISLAND	NE	GRI	2.60	2.15
OMAHA	NE	OMA	2.50	2.40
NEWARK	NJ	EWR	5.30	4.60
ALBUQUERQUE	NM	ABQ	1.30	1.25
ALBANY	NY	ALB	5.10	4.56
BUFFALO	NY	BUF	4.67	4.05
ROCHESTER	NY	ROC	4.80	4.16
SYRACUSE	NY	SYR	5.10	4.15
CINNCINNATI	OH	CVG	4.20	3.45
CLEVELAND	OH	CLE	4.00	3.50
COLUMBUS	OH	CMH	4.25	3.55
DAYTON	OH	DAY	4.00	3.35
OKALHOMA CITY	OK	OKC	2.25	2.08
TULSA	OK	TUL	2.65	2.35
EUGENE	OR	EUG	1.92	2.00
PORTLAND	OR	PDX	2.00	2.17
PHILADELPHIA	PA	PHL	4.90	4.50
PITTSBURGH	PA	PIT	4.60	4.10
READING	PA	RDG	4.75	4.42

SCRANTON	PA	AVP	5.03	4.36
PROVIDENCE	RI	PVD	5.10	4.81
COLUMBIA	SC	CAE	4.45	3.85
PIERRE	SD	PIR	2.47	2.10
RAPID CITY	SD	RAP	2.17	1.84
SIOUX FALLS	SD	FSD	2.80	2.40
BRISTOL	TN	TRI	3.95	3.67
CHATTANOOGA	TN	CHA	3.85	3.65
KNOXVILLE	TN	TYS	4.04	3.50
MEMPHIS	TN	MEM	3.19	2.86
NASHVILLE	TN	BNA	3.68	3.19
ABILENE	TX	ABI	2.20	2.05
AMARILLO	TX	AMA	1.85	1.60
AUSTIN	TX	AUS	2.50	2.40
BEAUMONT	TX	BPT	2.95	2.58
CORPUS CHRISTI	TX	CRP	2.70	2.50
DALLAS	TX	DAL	2.70	2.40
EL PASO	TX	ELP	1.50	1.45
HARLINGEN	TX	HRL	2.92	2.75
HOUSTON	TX	IAH	3.00	2.67
LUBBOCK	TX	LBB	1.90	1.70
MC ALLEN	TX	MFE	2.90	2.55
MIDLAND/ODESSA	TX	MAF	1.85	1.75
SAN ANGELO	TX	SJT	2.33	2.00
SAN ANTONIO	TX	SAT	2.75	2.33
WACO	TX	ACT	2.67	2.50
WICHITA FALLS	TX	SPS	2.30	2.15
NORFOLK	VA	ORF	4.70	4.35
RICHMOND	VA	RIC	4.87	4.23
ROANOKE	VA	ROA	4.53	3.93
BELLINGHAM	WA	BLI	2.42	2.58
PASCO	WA	PSC	2.07	2.15
SEATTLE	WA	SEA	2.35	2.52
SPOKANE	WA	GEG	2.17	2.15
GREEN BAY	WI	GRB	3.50	3.20
MADISON	WI	MSN	3.50	3.00
MILWAUKEE	WI	MKE	3.50	3.11
MOSINEE	WI	CWA	3.50	3.12
CHARLESTON	WV	CRW	4.31	3.74
CASPER	WY	CPR	1.85	1.75
LARAMIE	WY	LAR	1.78	1.78
VICTORIA	BC	YYJ	3.00	2.50

Exhibit B

1.
Aircraft

  One (1) MD-87 with a single class configuration of 130 seats.

2.
Services

  The Services shall include the following:

  a.
  Aircraft (as described above);

  b.
  Crews—sufficient crew personnel as prescribed by FAA regulations and to operate the Schedule, as amended from time to time;

  c.
  Insurance (except surcharges as discussed in Section 20.4);

  d.
  Maintenance—all line and heavy maintenance as required;

  e.
  Stations—all services associated with passenger check-in and ramp handling, including airport facilities, landing fees and security screening charges;

  f.
  Deicing—all deicing costs;

  g.
  Fuel—The cost for fuel [...***...]; and

  h.
  Catering—soft drinks, juice, coffee and dry snacks such as peanuts and pretzels.

  Other services provided would be at an additional cost to Charterer.

3.
Price for Services

    [...***...] per Block Hour
    There will be a fee of $750 for any city that requires a fuel stop.

4.
Minimum Block Hour Guarantee

    [...***...] Block Hours for January 1 - March 31 quarter (the "1st Quarter")
    [...***...] Block Hours for April 1 - June 30 quarter (the "2nd Quarter")
    [...***...] Block Hours for July 1 - September 30 quarter (the "3rd Quarter")
    [...***...] Block Hours for October 1 - December 31 quarter (the "4th Quarter")

    Total of [...***...] Block Hours for 2003
    Total of [...***...] Block Hours for 2004-2005

5.
Reimbursable Expenses

  At cost. These include, but are not limited to catering (Section 13), liquor (Section 12), PFCs (Section 9.3), and insurance surcharges (Section 20.4).

        IN WITNESS WHEREOF, Charterer and Allegiant by and through their duly authorized representatives, have executed this instrument as of the date first written above.

Harrah's Laughlin, Inc.		Allegiant Air, Inc.

By:	/s/ THOMAS M. JENKIN	By:	/s/ MAURICE J. GALLAGHER

	Thomas M. Jenkin		Maurice J. Gallagher,
	Senior Vice President & General Manager,		Principal
Southern Nevada

Date:	3/21/03	Date:	3/21/03

Exhibit C

A.
Delays

  Provided passenger boarding of the aircraft has not then commenced, the following amenities shall be furnished to passengers delayed three (3) hours or more:

1.
Meals and Phone Calls

a.
3 to 6 Hour Delay: 1 meal and 1 3-minute phone call.

b.
6 to 8 Hour Delay: A 2nd meal.

c.
8 to 12 Hour Delay: A 3rd meal and a 2nd 3-minute phone call.

d.
12 Hours + Delay: A 4th meal.

e.
Monetary allowances per passenger shall not exceed $7 for breakfast or snack, $10 for lunch, $15 for dinner.

2.
Hotel Accommodations and Ground Transportation

a.
Eligible passengers (as determined in accordance with "c" below) shall be provided hotel accommodations only to the extent (a) the period of delay has exceeded five (5) hours after the scheduled departure time; (b) the delay has extended or will be extended beyond 2100 hours (9:00 PM) local time; and (c) there is no reasonable expectation that departure will occur within four (4) hours thereafter; provided, that clause "b" shall not apply in the case of flights having a scheduled departure time later than 2100 hours local time. Hotel accommodations shall be standard category (e.g. Days Inn, Comfort Inn) unless no such accommodations are available, in which case the most economical accommodations in the next higher category shall apply.

b.
Passengers residing within a 50-mile radius of the airport at which a delay occurs shall not be provided hotel accommodations. In lieu thereof, such passengers shall receive the value of ground transfer from the airport to their place of residence and return, via taxicab, airport van/minibus/limo service, or standard category rental car, whichever is most economical. To the extent any such passengers have driven to the airport and prefer to use their own transportation, such passengers may elect to do so and be reimbursed for parking charges incurred since arrival at the airport plus mileage to their place of residence and return at the rate of 20 cents per mile.

c.
If the delay occurs in Laughlin, Nevada, all guests will be housed at Charterer's or its affiliated hotel, subject to availability.

3.
Costs

(a)
If the delay is caused by force majeure reasons, weather conditions, air traffic control delays, other causes outside Allegiant's reasonable control, the costs shall be borne solely by Charterer. Any costs incurred by Allegiant in such a situation shall be invoiced and reimbursed by Charterer pursuant to Section 8.2.

(b)
If the delay is caused by any other reason than those listed in 3(a) above, then the costs shall be borne solely by Allegiant, provided that any stay at Charter's or an affiliate's hotel shall be at cost.

B.
Cancelled Flights

          (1)   If a flight is cancelled due to force majeure reasons or weather conditions, air traffic control, or other causes outside Allegiant's reasonable control, Allegiant shall use its best efforts to assist Charterer in making alternative travel arrangements for Charterer's passengers. Allegiant shall invoice to and be reimbursed by Charterer for any costs incurred by Allegiant in making such arrangements.

          (2)   If a flight is cancelled due reasons other than those listed in B (1) above, Allegiant shall be fully and solely responsible to make necessary alternative transportation arrangements. If no such arrangements are made and the passengers are unable to make their trip, then Allegiant shall reimburse payments made to it by Charterer in advance for that particular flight (or flights, in the event that the cancelled flight is for the first or outbound segment).

C.
Irregular Operations

          (1)   If a flight lands at an alternative airport and is unable to continue to its scheduled destination due to force majeure reasons, weather conditions, air traffic control delays, or other causes outside Allegiant's reasonable control, Allegiant shall use its best efforts to make alternative transportation arrangements for Charterer's passengers. Allegiant shall invoice to and be reimbursed by Charterer for any costs incurred by Allegiant in making such arrangements.

          (2)   If a flight lands at an alternative airport and is unable to continue to its scheduled destination due to reasons other than those listed in C (1) above, Allegiant shall be fully and solely responsible to make necessary alternative transportation arrangements and it shall bear all associated costs.

        IN WITNESS WHEREOF, Charterer and Allegiant by and through their duly authorized representatives, have executed this instrument as of the date first written above.

Harrah's Laughlin, Inc.		Allegiant Air, Inc.
By:	/s/ THOMAS M. JENKIN Thomas M. Jenkin Senior Vice President & General Manager Southern Nevada	By:	/s/ MAURICE J. GALLAGHER Maurice J. Gallagher, Principal
Date:	3/21/03	Date:	3/21/03

Exhibit F

SUPPLEMENTARY AGREEMENT

        This Supplementary Agreement (this "Agreement"), dated as of                        , 200    , is by and between                        (Indirect Air Carrier or IAC), Harrah's Laughlin, Inc. (Public Charter Operator or PCO), and                        (Direct Air Carrier or DAC).

        WHEREAS, the DAC has chartered to the IAC a                        [describe aircraft] aircraft with                        passenger seats engaged for operation of public charter flights serving various U.S. cities to/from                        , in                        -[month/date]; and

        WHEREAS, the IAC has co-chartered to the PCO all of the above-identified seats for marketing and sale to the public by the PCO and for transportation of the PCO's passengers; and

        WHEREAS, the DAC, the IAC and the PCO acknowledge and agree that the above charter and co-charter agreements are mutually beneficial to these three parties and to the traveling public;

        NOW THEREFORE, in consideration of the mutual covenants contained herein, the DAC, the IAC and the PCO agree as follows:

  1.
  In the event the DAC reasonably determines that the IAC is in default under their above-described charter agreement, and provided (a) such default has remained uncured for two (2) business days after the IAC's receipt of written notice thereof from the DAC and (b) such default reasonably places in question the operation of any flight, the DAC shall immediately provide written notification of such uncured default directly to the PCO, with a copy of such notification to the IAC.

  2.
  In the event the PCO reasonably determines that the IAC is in default under their above-described co-charter agreement, and provided (a) such default has remained uncured for two (2) business days after the IAC's receipt of written notice thereof from the PCO and (b) such default reasonably places in question the operation of any flight, the PCO shall immediately provide written notification of such uncured default directly to the DAC, with a copy of such notification to the IAC.

  3.
  In the event of the PCO's receipt of notification from the DAC under Paragraph 1 above, or in the event of the DAC's receipt of notification from the PCO under Paragraph 2 above, the DAC and the PCO shall proceed forthwith to negotiate and enter into a charter contract covering the flight or flights that have been placed in question by the IAC's default; provided, that the charter price to be paid by the PCO to the DAC under such contract shall be equal to the all-inclusive co-charter price then in effect between the PCO and the IAC; and provided further, that if the IAC cures its outstanding default or otherwise eliminates the outstanding question concerning the operation of the subject flight(s) prior to the PCO's and the DAC's conclusion of a charter contract, and so notifies the PCO and the DAC, the PCO and the DAC shall terminate negotiations and all parties shall continue performing under their original charter and co-charter agreements.

  4.
  The parties acknowledge and consent to the possibility that the charter and co-charter agreements identified at the outset of this Supplementary Agreement may be superseded by a charter contract between the PCO and the DAC under the circumstances set forth in Paragraphs 1-3 hereof, but only under those circumstances. The IAC additionally consents to the PCO's release to the DAC of then-effective pricing information under the IAC/PCO co-charter agreement, but only in the course of PCO/DAC charter contract negotiations occurring under Paragraph 3 above.

  5.
  All parties acknowledge that a copy of this Supplementary Agreement will be furnished to the U.S. Department of Transportation (DOT), Office of Aviation Analysis, Special Authorities Division, in conjunction with DOT acceptance of the co-charter program described herein.

  6.
  In the event the PCO and the DAC enter into a charter contract pursuant to Paragraph 3 above, DOT will be notified thereof in the form of a corresponding public charter prospectus (or prospectus amendment) filed under Part 380 of DOT's Special Regulations.

  7.
  In the event the circumstances set forth in Paragraphs 1-3 hereof arise, the terms of this Supplementary Agreement shall supersede any conflicting terms of the DAC/IAC charter agreement and the IAC/PCO co-charter agreement. Any and all notices given under this Supplementary Agreement shall be transmitted by facsimile to the attention of the persons signing below, and shall be effective upon transmission provided successful transmission of all pages is confirmed electronically by the sender's facsimile machine. This Supplementary Agreement may be executed in identical counterparts, which together shall constitute one and the same instrument, and signatures transmitted via facsimile shall be valid for all purposes hereunder.

        IN WITNESS WHEREOF, the parties have executed this Supplementary Agreement as of the date first written above.

Direct Air Carrier:

By:                                                                           Fax: (            )             -
Printed Name and Title:

Indirect Air Carrier:

By:                                                                           Fax: (            )             -
Printed Name and Title:

Public Charter Operator: Harrah's Laughlin, Inc.

By:                                                                           Fax: (            )             -
Printed Name and Title: Thomas M. Jenkin, Senior Vice President & General Manager, Southern Nevada

AMENDMENT TO AGREEMENT

        THIS AMENDMENT TO Air Transportation Charter Agreement ("Amendment") is made this 3 day of JUNE, 2004, by and between ALLEGIANT AIR, INC., a California corporation with its principal offices at 3291 North Buffalo Drive, Suite 8, Las Vegas, Nevada 89129, ("Allegiant") and HARRAH'S LAUGHLIN, INC., with its principal offices at 2900 South Casino Drive, Laughlin, Nevada 89029 ("Charterer") (Allegiant and Charterer shall each also be referred to as the "Party" or collectively as the "Parties").

Recitals

        WHEREAS, Allegiant and Charterer are parties to that certain Air Transportation Charter Agreement ("Agreement") executed by each on March 21, 2003;

        WHEREAS, Allegiant has experienced an unexpected increase in the cost of jet fuel over which it has no control;

        WHEREAS, Allegiant has indicated that the increase in its jet fuel costs has adversely affected its profitability; including its profits from services provided to Charterer pursuant to the terms and conditions of the abovementioned Air Transportation Charter Agreement;

        WHEREAS, the existing aforementioned Air Transportation Charter Agreement between Allegiant and Charterer [...***...]

        THEREFORE, Allegiant and Charter agree to a limited modification of the abovementioned Air Transportation Charter Agreement as follows:

Section 1: Limited Scope Of Modification.

        It is expressly agreed that this Amendment only acts as a modification of Section 10.1 of the abovementioned Air Transportation Charter Agreement previously entered into between the parties on March 21, 2003. All other terms, conditions, obligations, representations, warranties and provisions of the abovementioned Air Transportation Charter Agreement are in no way modified by this Amendment and are still binding on the Parties.

        The Parties expressly agree that if the terms, conditions, provision, representations, or warranties of this Amendment are breached by either Party this Amendment will immediately become null and void and the Parties will revert back to and be governed by Section 10.1 of the abovementioned Air Transportation Charter Agreement in its original unmodified form as of the date of the breach.

        This Amendment shall be effective from June 1, 2004 until terminated pursuant to the terms of this Amendment. At any time, for any reason or no reason, upon thirty (30) days written notice by Charterer to Allegiant, Charterer shall have the right to terminate this Amendment and to revert back to the original fuel cost arrangement in its unmodified form as initially agreed to in Section 10.1 of the above mentioned Air Transportation Charter Agreement. The thirty (30) day notice required for Charterer to unilaterally terminate this Amendment shall not be required in cases where this Amendment would other wise immediately or automatically terminate by operation in accordance with Section 1, 2, or 3 of this Amendment.

Section 2: Allegiant's Representations and Warranties.

        It is expressly understood that this Amendment is the result of representations and warranties made by Allegiant to Charterer regarding the increasing cost it is required to pay for jet fuel. Specifically, Allegiant makes the following representations and warranties:

  A.
  Allegiant represents and warrants that it is solely responsible for all cost associated with the jet fuel required to provide services to Charterer pursuant to the abovementioned Air Transportation Charter Agreement;

  B.
  Allegiant represents and warrants that it will disclose to Charterer, on a quarterly basis, the actual average price per gallon for each month after any and all discounts, price reductions or any other consideration given to Allegiant by any of its third party vendors from whom it purchases jet fuel;

  C.
  Allegiant represents and warrants that all money received from Charterer as a reimbursement for the monthly cost of its jet fuel will be used only for the flights it is required to provide directly for Charterer pursuant to the above mentioned Air Transportation Charter Agreement; and

        If it is discovered that any one or more of the above representations and/or warranties are not true and or that the circumstance have materially changed so that at a future date the representations and or warranties cease to be true the parties expressly agree to hold this Amendment null and void and to revert back to Section 10.1 of the abovementioned Air Transportation Charter Agreement in its original unmodified form.

Section 3: Procedure And Scope Of Reimbursement.

        Allegiant shall only request a fuel reimbursement when the average monthly fuel cost is [...***...] per gallon or greater. All requests must be made pursuant to the following terms and conditions:

  A.
  All requests for reimbursement shall be paid on a monthly basis based on a good faith estimate by Allegiant. Allegiant shall provide to Charterer, on a quarterly basis, copies of all receipts, invoices and purchase orders for jet fuel purchased during the preceding quarter. If the amount of Charterer's jet fuel reimbursement for the quarter exceeds the amounts due pursuant to the receipts, invoices and purchase orders then the overpayment will be offset in future jet fuel reimbursements by Charterer. If it is determined that the amount of reimbursement paid by Charterer for the quarter is less than the amount due based on the receipts, invoices and purchase orders then Allegiant shall not be entitled to any additional payment for any of the months within that subject quarter.

  B.
  Charterer will make one deposit into an account identified by Charterer on a monthly basis. The amount of the deposit will be based on Charterer's sole discretion. The amount to be deposited will be reported to Allegiant upon request. Additionally, upon Allegiant's request and pursuant to the following scale, Charterer will forward funds from the above mentioned account to Allegiant:

  i.
  In months where the average cost of jet fuel is equal to [...***...] per gallon but less than [...***...] gallon, Allegiant will receive [...***...] of the total amount deposited into the above mentioned account for that particular month;

  ii.
  In months where the average cost of jet fuel is equal to [...***...] per gallon but less than [...***...] gallon, Allegiant will receive [...***...] the total amount deposited into the above mentioned account for that particular month;

    iii.
    In months where the average cost of jet fuel is [...***...] per gallon or greater, Allegiant will receive up to [...***...] of the total amount deposited into the abovementioned account for that particular month. However, in no case shall Allegiant receive more in additional funds from the above-mentioned account than the amount it actually paid for jet fuel.

    iv.
    Any funds remaining in the above mentioned account after funds have been paid to Allegiant or Allegiant has failed to request reimbursement of funds for any individual month will revert back to Charterer, as its sole property;

    v.
    Allegiant shall not be entitled to any funds from the above-mentioned account in months where the average cost of jet fuel is less then [...***...] per gallon. It is expressly understood and agreed that Allegiant shall be totally responsible for payment of the cost of jet fuel where the average price of jet fuel for the month is less than [...***...] per gallon;

    vi.
    Allegiant shall not be entitled to payment of any additional funds in any month where the total distribution from the account is insufficient to cover the actual difference between the target average monthly cost of [...***...] per gallon and the actual average monthly cost paid by Allegiant. It is expressly understood that there may be months where the total amount deposited is less then the total amount actually paid by Allegiant.

Section 4: Miscellaneous

        This Amendment is made pursuant to and governed by the requirements, terms, and conditions of Section 28.7 of the above-mentioned Air Transportation Charter Agreement.

        All capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Agreement.

        Except as set forth in this Amendment, the terms and conditions of the above-mentioned Air Transportation Charter Agreement shall remain in full force and effect. In the event of any conflict between the terms of the above-mentioned Air Transportation Charter Agreement and this Amendment, the terms of this Amendment shall control.

        IN WITNESS WHEREOF, the parties have executed this Amendment to be effective on the day and year first above written.

ALLEGIANT AIR, INC.		HARRAH'S LAUGHLIN, INC.
By	/s/ MAURICE J. GALLAGHER	By	/s/ JOHN KOSTER
	Maurice J. Gallagher, Principal		John Koster
Title:	CEO/PRESIDENT		Title: Senior V.P./General Manager, Laughlin
Approved as to form:
/s/ URI L. CLINTON	5-24-04
Uri L. Clinton	Date
Senior Attorney

SECOND AMENDMENT TO AGREEMENT

        THIS SECOND AMENDMENT TO Air Transportation Charter Agreement ("Amendment") is made this 3rd day of February, 2005, by and between ALLEGIANT AIR, L.L.C., a Nevada limited liability company with its principal offices at 3301 North Buffalo Drive, Suite B-9, Las Vegas, Nevada 89129, ("Allegiant") and HARRAH'S LAUGHLIN, INC., with its principal offices at 2900 South Casino Drive, Laughlin, Nevada 89029 ("Charterer") (Allegiant and Charterer shall each also be referred to as the "Party" or collectively as the "Parties").

Recitals

        WHEREAS, Allegiant and Charterer are parties to that certain Air Transportation Charter Agreement ("Agreement") executed by each on March 21, 2003;

        WHEREAS, Allegiant and Charterer are parties to that certain Amendment to the abovementioned Agreement executed by each on                         , 2004 ("First Amendment");

        WHEREAS, Allegiant and Charterer have agreed that it is in the interest of both parties to enter into a Second Amendment of the abovementioned Agreement;

        WHEREAS, Allegiant and Charterer have agreed to amend the above mentioned Agreement as required by Section 28.7 of said agreement;

        WHEREAS, Allegiant and Charterer have agreed to immediately terminate upon execution of this Second Amendment the above mentioned First Amendment to the Agreement as required by Section 1 of said First Amendment without the required thirty (30) day notice of termination;

        THEREFORE, in consideration of the promises, covenants, and provisions below and the recitals above, Allegiant and Charter agree to a limited amendment of the abovementioned Agreement and the immediately termination of the First Amendment as follows:

Section 1: Limited Scope Of Second Amendment.

        It is expressly agreed by Allegiant and Charter that this Amendment only acts as a modification of the following sections of the Agreement: the identification of the Allegiant Air business entity; Section 4; Section 10.1; Section 27.3; Exhibit B Section 1; and Exhibit B Section 3. Additionally, pursuant to the terms of this Second Amendment of the Agreement the First Amendment of the Agreement shall immediately terminate and be of no effect upon the execution of this Second Amendment.

        It is expressly agreed by Allegiant and Charter that all other terms, conditions, responsibilities, obligations, representations, warranties and provisions of the abovementioned Agreement are in no way modified by this Second Amendment and will continue to be binding on each of the Parties.

        This Second Amendment shall be effective from January 6, 2005 until terminated pursuant to the terms of the Agreement.

MODIFICATION OF AGREEMENT

Section 2: Amendment Of the Allegiant Air's Corporate Identity

        All references to "Allegiant" in the Agreement and all subsequent Amendments shall refer directly and only to:

        Allegiant Air, L.L.C., a Nevada Limited Liability Company with its principal offices at 3301 North Buffalo Drive, Suite B-9, Las Vegas, Nevada 89129.

        Allegiant Air, L.L.C. shall be responsible for complying with all recitals, terms, conditions, and provision of the Agreement and all subsequent Amendments.

Section 3: Amendment Of Term Section 4 Of The Agreement

        Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

        The term of this Agreement (the "Term") shall commence April 15, 2003 and shall remain in full force and effect thereafter until December 31, 2008, unless terminated earlier pursuant to the terms of the Agreement.

Section 4: Amendment Of Fuel Section 10.1 Of The Agreement.

        Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

        Each Party shall be responsible for the fuel cost based on the following schedule of fuel cost categories:

        Fuel Cost Category 1:    The term Base Fuel Cost shall be defined and shall mean any initial cost of fuel up to and including the first [...***...] per gallon of the average monthly fuel cost paid for fuel. In all cases Allegiant shall be fully and solely responsible for the Base Fuel Cost required for the services it provides in furtherance of its obligations pursuant to the terms of the Agreement.

        Fuel Cost Category 2:    The Base Fuel Cost shall be paid by Allegiant. Chareterer shall pay [...***...] of the difference between the Base Fuel Cost and the actual average monthly fuel cost of fuel up to [...***...] per gallon. The remaining [...***...] of the difference between the Base Fuel Cost and the actual cost of fuel up to [...***...] per gallon shall be paid by Allegiant.

        Fuel Cost Category 3:    The Base Fuel Cost shall be paid by Allegiant. Chareterer shall pay [...***...] of the difference between the Base Fuel Cost and the actual average monthly fuel cost of fuel between [...***...] up to [...***...] per gallon. The remaining [...***...] of the difference between the Base Fuel Cost and the actual cost of fuel between [...***...] up to [...***...] per gallon shall be paid by Allegiant.

        Fuel Cost Category 4:    The Base Fuel Cost shall be paid by Allegiant. Chareterer shall pay [...***...] of the difference between the Base Fuel Cost and the actual average monthly fuel cost of [...***...] per gallon or greater.

        In no case or in any of the above Fuel Cost Categories shall Charterer pay any of the Base Fuel Cost. It is hereby expressly agreed that the first [...***...] per gallon average monthly fuel cost in each of the above Fuel Cost Categories shall be paid by Allegiant. Allegiant shall fully document the actual fuel cost in each of the above Fuel Cost Categories. Charterer shall have the right to inspect and review all documents relating to the cost of fuel (including but not limited to actual receipts, invoices, and / or purchase orders).

Section 5: Amendment Of Services For Third Parties Section 27.3 Of The Agreement.

        The first paragraph of Section 27.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

        [...***...]

        The second and third paragraph of Section 27.3 of the Agreement shall remain in effect unmodified by this Second Amendment.

Section 6: Amendment Of Aircraft Exhibit B Section 1 Of The Agreement.

        Exhibit B Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

        Allegiant shall provide one (1) MD-83 aircraft containing 150 seats for services it is obligated to provide pursuant to the terms, conditions, recitals and provisions of the Agreement.

Section 7: Amendment Of Price For Services Exhibit B Section 3 Of The Agreement.

        Exhibit B Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

        Charterer shall pay Allegiant [...***...] per Block Hour.

Section 8: Amendment Of Minimum Block Hour Guarantee Exhibit B Section 4 Of The Agreement.

        The following addition is made to Exhibit B Section 4 of the Agreement:

        Total of [...***...] Block Hours per year for the years of 2006, 2007, and 2008.

Section 9: Termination Of First Amendment

        Allegiant and Charterer have agreed to immediately terminate the above mentioned First Amendment to the Agreement as required by Section 1 of said First Amendment without the required thirty (30) day notice of termination.

        Allegiant hereby expressly and immediately waives all rights to any contributions it would otherwise be entitled to pursuant to the First Amendment of the Agreement.

Section 10: Miscellaneous

        This Amendment is made pursuant to and governed by the requirements, terms, and conditions of Section 28.7 of the abovementioned Agreement.

        All capitalized terms used in this Amendment and not otherwise defined shall have the meanings set forth in the Agreement.

        Except as set forth in this Amendment, the terms, conditions, provisions, and recitals of the abovementioned Agreement shall remain in full force and effect. In the event of any conflict between the terms of the abovementioned Agreement and this Second Amendment, the terms of this Second Amendment shall control. The First Amendment shall have no effect and shall be deemed immediately terminated upon the execution of this Second Amendment.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment to be effective on the day and year first above written.

ALLEGIANT AIR, L.L.C.		HARRAH'S LAUGHLIN, INC.
By	/s/ MAURICE J. GALLAGHER	By	/s/ JOHN KOSTER

	Maurice J. Gallagher, Principal		John Koster
Title:	C.E.O. President	Title:	General Manager

Approved as to form:
/s/ URI L. CLINTON	2-2-05

Uri L. Clinton	Date
Senior Attorney

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AIR TRANSPORTATION CHARTER AGREEMENT
SUPPLEMENTARY AGREEMENT
AMENDMENT TO AGREEMENT
Recitals
SECOND AMENDMENT TO AGREEMENT
Recitals
MODIFICATION OF AGREEMENT